Crabel Capital Management, LLC

Code of Ethics

Dated as of April 2019

1.	Introduction

Crabel Capital Management, LLC (“Crabel” or the “Firm”) is a commodity pool operator and commodity trading adviser registered with the U.S. Commodity Futures Trading Commission, a member of the National Futures Association, and is an investment adviser registered with the U.S. Securities and Exchange Commission. When offering its products and services, Crabel and its employees have a responsibility to adhere to the highest ethical principles and must act solely in the best interests of the Firm’s clients.

The Firm adopted this Code of Ethics (“Code”) to provide guidance for its employees to conduct business consistent with applicable regulatory requirements. Further, the Code is designed to reflect the Firm’s fiduciary duty owed to its clients, including the duties of care and loyalty, competency, diligence, trust and accountability.

Questions regarding this Code, or your responsibilities and obligations under the Code, should be directed to the Firm’s Compliance Department.

2.	Definitions

●	“Advisers Act” means the Investment Advisers Act of 1940, as amended.

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“Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) an investment account according to a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

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“Beneficial Ownership” has the same meaning as the term is defined under Section 16 of the Securities Exchange Act of 1934, and includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a pecuniary interest in a Security.

●	“Client” means any pooled investment vehicle or separately managed account that is advised, sub-advised or managed by Crabel.

●	“Commission” means the U.S. Securities and Exchange Commission.

●	“Control” means the power to exercise a controlling influence over the management or policies of a company.

●	“Designated Broker” is any of the following firms: E*Trade; Fidelity: Interactive Brokers; Scottrade; or TD Ameritrade.

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“Federal Securities Laws” means the Advisers Act, the Investment Company Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, any rules adopted by the Commission under any of the statutes, and the Bank Secrecy Act as it applies to investment advisers and any rules adopted by the Commission or Department of the Treasury.

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“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

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“Limited Offering” means any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(5) or Rules 504, 505 or 506. This includes private placements, interests in privately-held companies, and interests in hedge funds, private investment funds or other collective investment vehicles.

●	“Non-Reportable Security” means:

●	direct obligations of the U.S. Government

●	banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements

●	shares issued by money market funds

●	shares issued by open-end funds, other than Reportable Funds

●	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, other than Reportable Funds

●	interests in a Section 529 Plan

●	“Reportable Fund” means any registered investment company:

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●	for which Crabel serves as investment adviser or sub-adviser

●	whose investment adviser or principal underwriter controls, is controlled by, or is under common control with Crabel

●	“Reportable Security” means any Security other than a Non-Reportable Security.

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“Security” has the same meaning as it has in Section 202(a)(18) of the Advisers Act. For example, Security includes: notes, stocks, bonds, debentures, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, investment contract, voting-trust certificate, certificate of deposit for a security, rights, warrants, any put, call, straddle, option, or privilege on any security or on any group or index of securities, or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency.

3.	Culture of Compliance / Business Conduct Standard

Crabel’s primary objective is to provide quality investment management products and services to its Clients. In working toward this objective, the Firm seeks to foster a reputation for integrity and professionalism. The Firm’s reputation is a vital business asset that all employees must strive to protect.

To achieve the Firm’s objectives and standards, you:

●	have a duty to place the interest of Clients first and not take advantage of your position at the expense of the Firm or its Clients

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must not omit to state a material fact (or fail to provide any information necessary to properly clarify any statements made, in light of the circumstances), creating a materially misleading impression

●	must not mislead or defraud any Client by any statement, act or manipulative practice

●	must not share or disclose transactions or holdings entered into by the Firm except as permitted by the Firm or as otherwise permitted or required by applicable regulations

●	must not induce or cause any Client to act, or refrain from acting, for your personal benefit

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must notify the Chief Compliance Officer or Chief Operating Officer as soon as reasonably practicable if you are named as a defendant in any investment-related proceeding or in any administrative or disciplinary action

As an employee of Crabel, you are required to comply with Federal Securities Laws (including Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act of 1940, as amended), the fiduciary duties owed by Crabel to its Clients, and this Code of Ethics.

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4.	Protecting Confidential Information

During your employment with Crabel, you may receive or have access to confidential information regarding the Firm or its Clients, including:

●	the investment strategies, processes, analysis, and techniques related to the Firm’s trade activity

●	the identity of, and all information related to, Clients and investors in the pooled investment funds operated or managed by Crabel

You must not use any such confidential information for your own benefit or for the benefit of any third party, or disclose such information to any third party except as permitted or required in performing your job duties on behalf of Crabel. This obligation of confidentiality is in addition to any other Firm policies relating to confidentiality and any confidentiality agreement between you and Crabel.

5.	Conflicts of Interest

Conflicts of interest can expose the Firm to regulatory and reputational risk. You have an obligation to consider whether your actions could give rise to an actual or perceived conflict of interest. You are responsible for acting consistent with regulatory requirements and with the Firm’s policies to avoid or mitigate conflicts. You are also responsible for promptly notifying your supervisor, a member of senior management or the Chief Compliance Officer if you believe any activity creates, or could create, an actual or perceived conflict of interest.

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Gifts and Entertainment: Gifts and entertainment in a business setting can build good will and sound working relationships. However, issues may arise when a gift or entertainment in a business setting creates an actual or perceived conflict of interest.

In general, gifts and entertainment should not:

●	be so frequent or lavish in value as to appear improper or create an inappropriate expectation

●	appear intended or designed to inappropriately influence the business relationship

●	create the appearance that a business relationship is based on factors other than the Firm’s products and services

Gifts: a gift is anything of value, including tangible items, such as tickets to an event, and intangible items, such as discounts, services, or special privileges.

As a Crabel employee, you may give (or receive) appropriate, lawful business gifts provided such gifts are nominal in value and are not given (or received) with the intent or prospect of influencing the recipient’s business judgment. The Firm considers nominal in value to be $100 per person, per year. Gifts of cash may never be given or accepted.

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When deciding on the appropriateness of giving or receiving a business gift, consider the suitability of the gift and how the gift might look to an outsider. All business gifts must withstand public scrutiny without damaging the Firm’s reputation. If you receive a gift that is inconsistent with this Code, the Firm’s Chief Compliance Officer will provide instructions for the handling of such gift, for example donating it to charity or returning with an explanation of the Firm’s policy.

Entertainment: an activity with an existing or prospective business associate (including meals, sporting events, and other entertainment, as well as trips to customer or vendor sites and other activities) for the purpose of cultivating or enhancing a business relationship may be engaged in only if the activity is a customary and lawful business practice, where no possible inference can be drawn that participating in the activity could inappropriately influence you or the business associate.

General restrictions: giving gifts to, or entertaining employees of, governmental or regulatory organizations, foreign officials, union officials or individuals related to ERISA plans may be restricted, prohibited or require certain disclosures. Before giving gifts to, or entertaining, such individuals, you should discuss with the Firm’s Chief Compliance Officer. In addition, the Firm strictly prohibits accepting, offering, paying or authorizing (directly or through a third party) any bribe. Any gift or entertainment that may be viewed as a form of bribery for existing or potential business is strictly prohibited. It is your responsibility to adhere to all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act.

Reporting: monthly, you are required to submit a Monthly Compliance Questionnaire through the Compliance Portal to report:

●	all business gifts given or received that exceed $5 USD per month

●	all business entertainment

Exceptions to General Requirements: certain gifts are not subject to the Code’s dollar limitation or reporting requirements, including:

●	personal gifts generally arising out of activities or relationships not involving the Firm or its Clients

●	bereavement gifts that are customary and reasonable

●	gifts for infrequent life events, such as a wedding or birth of a child

●	food items received for special events, such as holiday gift baskets or popcorn tins

●	logo or promotional items, such as pens, mouse pads, tote bags, or clothing

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Political Contributions: Rule 206(4)-5 of the Advisers Act, the “Pay-to-Play” rule, generally prohibits SEC-registered investment advisers from receiving compensation for providing investment advice to a government entity within 2 years after a contribution by the adviser or one of its covered associates. The 2-year time out is triggered by a political contribution to an official of a government entity.

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The Firm requires reporting of any political contribution when you submit your Monthly Compliance Questionnaire.

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Outside Business Activities: you are expected to devote your time and ability to the Firm’s interest during regular work hours. A conflict of interest may arise if you engage in an outside business activity that is inconsistent with the interests of the Firm or its Clients. As examples, outside business activities include:

●	acting as a director of a publicly traded company, a privately-held company or a charitable organization

●	being employed or acting as a consultant for another company

●	receiving fees for work product, such as writing an article or book, or from giving a speech

You must avoid any activity, situation or relationship that may interfere with, or appear to interfere with, your duties to the Firm. Accordingly, you must provide written notice to the Firm’s Chief Operating Officer prior to engaging in any outside business activity. This requirement is not intended to apply to volunteer activities (other than activities related to securities) on behalf of civic and religious institutions, clubs or similar activities undertaken without compensation.

Reporting: you must report the outside business activity on the Monthly Compliance Questionnaire in the month when the activity commences.

6.	Personal Trading Procedures

Your personal investing and trading must not interfere with your job duties to the Firm and must not create a legal, business or ethical conflict of interest. When trading for your personal account, you must not:

●	trade based on information relating to the Firm’s trade activity

●	engage in personal trades that replicate a Firm trade

●	engage in personal trades so frequently during working hours as to interfere with your job duties

If you actively see RealTime or use a signal generator in the course of your job duties, you are prohibited from engaging in any personal trading activity while you are in possession of information from such systems.

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Employee Investment Accounts: your investment accounts include any brokerage, bank or other account that allows you to trade a Reportable Security. It includes: (a) your accounts; (b) accounts of your spouse or domestic partner; (c) accounts of your dependents or other persons residing in your household who you financially support;

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and (d) accounts over which you have Beneficial Ownership. All such investment accounts are subject to reporting and oversight under this Code.

Effective June 1, 2018, subject to limited exceptions, you may only open a new investment account with a Designated Broker. Exceptions to this requirement include:

●	where the account only permits holdings of a Non-Reportable Security

●	where the account is subject to a code of ethics or similar policy applicable to a member of your immediate family requiring the account be held at an entity other than a Designated Broker

●	if approved by Crabel’s Compliance Department

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Employee Investment Account Reporting: you must submit periodic reports about your investment accounts, including all holdings and transactions, to the Firm’s Compliance Department. The Firm is sensitive to privacy concerns and will endeavor to maintain confidentiality of all such reports.

When you join Crabel, you are required to report all of your existing investment accounts by submitting an Initial Holdings Report (as discussed below and attached to this Code). During your employment with the Firm, you are required to promptly notify the Firm’s Compliance Department if you open a new investment account.

●	Holdings Report: You are required to submit reports of your holdings in Reportable Securities to the Firm’s Compliance Department.

●	Required information: Each holdings report must contain the following information:

●	The title, type, and exchange ticker symbol or CUSIP of the Reportable Security

●	Number of equity shares or principal amount, as applicable, of each Reportable Security

●	Name and address of the broker, dealer, bank or other institution that maintains an investment account

●	The date you submit the report

●	Report due dates:

●	Initial Holdings Report: within 10 days after you join the Firm, you must submit an initial holdings report that is dated not more than 45 days prior to your start date with the Firm

●	Annual Holdings Report: at least once during each 12-month period after you join the Firm, you must submit a holdings report that is dated not more than 45 days prior to the date you submit the report

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●	Transaction Report: on a quarterly basis, you must submit a transaction report to the Firm’s Compliance Department showing every transaction during the quarter involving a Reportable Security.

●	Required information: Each transaction report must contain the following information:

●	The date of the transaction

●	The title and exchange ticker symbol or CUSIP of the Reportable Security

●	The interest rate and maturity date, the number of shares, and the principal amount of the Reportable Security

●	The nature of the transaction (i.e., purchase or sale)

●	The name of the broker, dealer, bank or institution which the transaction was effected

●	The date you submit the report

●	Report due date:

●	Each transaction report must be submitted no later than 30 days after the end of each calendar quarter and include all transactions during the quarter

●	Exceptions from Reporting Requirements: a holdings or transaction report, as applicable, is not required under the following circumstances:

●	a transaction report with respect to transactions effected pursuant to an Automatic Investment Plan

●	a transaction report where you have duplicate account statements and trade confirmations sent directly to the Firm’s Compliance Department

●	a transaction or holdings report with respect to any investment account for which you have no direct or indirect influence or control

●	a transaction or holdings report with respect to your investment in a Crabel Fund

●	a transaction or holdings report with respect to your investment in a Crabel sponsored retirement plan

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Personal Trading Obligations: except as noted below under Exceptions to Trade Approvals, any trade of a Reportable Security (including Initial Public Offerings and Limited Offerings) requires approval prior to executing the trade. You must submit a request for pre-approval through the Compliance Portal on the Firm’s intranet. If you have Power of Attorney or discretionary trading authorization over the account of another employee, you must submit a request for approval and indicate “on behalf of” whom the trade is being placed.

Approval for a transaction of a futures contract, currency or forward metal is only valid for one hour from the time issued by the system. Approval for transactions in any other Reportable Security is valid for one business day. If you are unable to execute the trade

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in the applicable time frame, you must submit a new request for pre-approval through the Compliance Portal.

The Compliance Portal system will generally deny a trade request:

●	if the market is closed

●	if the Firm’s trading volume is not zero and the market volume for the Reportable Security is not available

●	if the Firm’s market participation in more than 1% [(Firm volume * 100)/market volume]

Exceptions to Trade Approvals: you are not required to obtain prior approval through the Firm’s Compliance Portal to execute any of the following personal trades:

●	trades in your investment account for which you have no direct or indirect influence or control

●	trades in your investment account effected pursuant to an Automatic Investment Plan

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acquisitions or dispositions of a Reportable Security resulting from a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off, or other similar corporate distribution applicable to all holders of the particular class of the Reportable Security

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trades in a derivative instrument (e.g., options contract or single stock futures) on a Reportable Security if you receive prior approval to trade the Reportable Security and trading of any such derivative instrument is executed during the applicable pre-approval timeframe for the Reportable Security

●	trades in your Crabel Fund account

●	trades in your Crabel sponsored retirement plan account

The Compliance Department reviews holdings and transaction reports to ensure consistency with pre-approvals issued by the system and other requirements of the Code. The Firm may request additional information or more frequent reporting as necessary to ensure compliance with your personal trading obligations.

7.	Acknowledgements

A copy of the Code is provided to each Firm employee prior to, or at the time of, the individual’s first day of employment. It is your duty to read and understand your obligations under the Code. Any questions or concerns should be discussed with the Firm’s Chief Compliance Officer. You will be required to sign and return the attached Code of Ethics Certification within 10 days of your start date. Any amendments to the Code will be made available to all employees. On an annual basis, and with any amendment to the Code, you will be required to certify that you have received, read, understand and complied with all requirements of this Code.

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8.	Recordkeeping

Proper maintenance and retention of the Firm’s records is of utmost importance. All records related to this Code will be maintained pursuant to applicable regulations.

9.	Reporting Misconduct / Whistleblower Protection

If you believe there has been a violation of this Code, of another Firm policy or of Federal Securities Laws, you should promptly notify the Firm’s Chief Compliance Officer or Chief Operating Officer. Alternatively, you can report anonymously to Crabel’s Human Resources department. Retaliation (or the threat of retaliation) against you for reporting a suspected violation constitutes a violation of Firm policies. This provision and the Code in general, as well as any other confidentiality obligation that you are subject to as an employee of Crabel, are not intended to prohibit or otherwise restrict you from voluntarily communicating with any federal or state regulator or with other governmental agency regarding possible violations of law or from recovering any whistleblower award.

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Crabel Capital Management LLC Code of Ethics INITIAL HOLDINGS REPORT - PERSONAL TRADING DISCLOSURE

☐	I do not currently engage in personal trading and if I wish to do so, will notify the Compliance Department prior to engaging in such trading.
☐	I currently have personal trading accounts that are managed by a third party who is not an employee of Crabel, and I have no influence or control over the trading decisions made by such third party.
☐	I currently engage in personal trading.

For all personal trading accounts, I will request duplicate statements be sent to Crabel’s Compliance Department by providing my signature on a request letter prepared by the Compliance Department. In the event any of these accounts are closed or a new account is opened, I will promptly notify Compliance.

The accounts in which I engage in personal trading are as follows:

Firm	Mailing Address to Send Request	Account Number

Signature	Date

Name

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Crabel Capital Management LLC Code of Ethics Certification

I certify to Crabel Capital Management LLC (“Crabel” or the “Firm”) that:

●	I have received and reviewed the Firm’s Code of Ethics (“Code”), and any amendments to the Code

●	To the extent I had questions regarding the Code, I received satisfactory answers to my questions from appropriate Firm personnel

●	I fully understand the policies and procedures contained in the Code

●	I understand that I am subject to the Code while employed by Crabel

●	I will comply with the Code at all times during my employment with Crabel

●	I understand that any failure on my part to comply with the Code may result in my being subject to disciplinary action by the Firm, including termination

Print Name

Signature

Date

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